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                                                                  EXHIBIT 12.1

                                       ESSEX PROPERTY TRUST, INC.
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (in thousands, except ratios)

                                   ESSEX PROPERTY TRUST, INC.                               ESSEX PARTNERS PROPERTIES
                            ----------------------------------------   -------------------------------------------------------------
                            3 MONTHS                     PERIOD OF         PERIOD OF
                              ENDED      YEAR ENDED    JUNE 13, 1994    JANUARY 1, 1994    YEAR ENDED     YEAR ENDED     YEAR ENDED
                            MARCH 31,   DECEMBER 31,  TO DECEMBER 31,     TO JUNE 12,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1996          1995          1994                1994            1993           1992           1991
                            ---------   ------------  ---------------   ---------------   ------------   ------------   ------------
EARNINGS:
 Income before
   extraordinary item
   and minority interest...  $2,198        $ 8,231        $4,397            $  332           $   387        $(2,344)       $(3,582)
 Interest expense..........   2,901         10,928         4,304             5,924            11,902         13,224         14,762
 Amortization of deferred
   financing costs.........     245          1,355           773                96               219            218            216
 Capitalized interest......      28             92            --                --                --             --             --
                             ------        -------        ------             ------          -------        -------        -------
 TOTAL EARNINGS............  $5,372        $20,606        $9,474             $6,352          $12,508        $11,098        $11,396

FIXED CHARGES:
 Interest expense..........  $2,901        $10,928        $4,304             $5,924          $11,902        $13,224        $14,762
 Amortization of deferred
   financing costs.........     245          1,355           773                 96              219            218            216
 Capitalized interest......      28             92            --                 --               --             --             --
                             ------        -------        ------             ------          -------        -------        -------
 TOTAL FIXED CHARGES.......  $3,174        $12,375        $5,077             $6,020          $12,121        $13,442        $14,978
                             ------        -------        ------             ------          -------        -------        -------
RATIO OF EARNINGS
  TO FIXED CHARGES.........    1.69           1.67          1.87               1.06             1.03           0.83           0.76
                             ======        =======        ======             ======          =======        =======        =======
FIXED CHARGES IN EXCESS
  ON EARNINGS..............      --             --            --                 --               --          2,344          3,582
                             ======        =======        ======             ======          =======        =======        =======


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